Veramark Posts Profit in First Quarter 2010

PITTSFORD, NY -- (Marketwire - May 12, 2010) - Veramark Technologies Inc. (OTCBB: VERA), a leading provider of Telecom Expense Management (TEM) and Business Process Outsourcing (BPO) solutions, today announced a net profit of $67,000, or $0.01 per diluted share, for its first quarter, which ended on March 31, 2010. For the same quarter of 2009, Veramark had reported a net loss of $180,000, or $0.02 per share. Revenues for the quarter ended March 31, 2010 of $2,782,000 increased 10% from revenues of $2,523,000 for the first quarter of 2009.

Tony Mazzullo, Veramark's President and Chief Executive Officer, attributed increased revenues and improved financial performance to new multi-year telecom expense management and BPO service contracts, and expanded services to existing clients.

"Veramark is off to a good start in 2010," said Mazzullo. "Revenues increased by 10% as compared to the same quarter of 2009, primarily due to revenue generated from telecom expense management and BPO services, which jumped 63% in the first quarter of 2010, from the same quarter of 2009. We continue to expand our telecom expense management and business process outsourcing client base, which increases our revenue stream. This is a positive sign that clients see value in the portfolio of services and technology that we have rolled out over the past year. We will continue to focus on executing our strategy to be a leader in telecom expense management as our foundation for a broader IT Financial Management (ITFM) solution."

Tony Mazzullo will host a Veramark teleconference to discuss the 2010 first quarter results on Thursday, May 13, 2010, at 2:00 pm Eastern Time. To access the conference call, dial (800) 909-4764.

                  VERAMARK TECHNOLOGIES, INC.
             CONDENSED STATEMENT OF OPERATIONS DATA
                          (Unaudited)

                       Three Months Ended
                            March 31

                                             2010          2009
                                    ------------- -------------
Sales                               $   2,781,729 $   2,522,679
                                    ============= =============
Income (Loss) Before Taxes                 66,511      (180,119)
Income Taxes                                    -             -
                                    ------------- -------------
Net Income (Loss)                   $      66,511 $    (180,119)
                                    ============= =============
Net Income (Loss) Per Diluted Share $        0.01 $       (0.02)
                                    ============= =============
Diluted Weighted Average
Number of Shares Outstanding            9,847,577     9,784,729
                                    ============= =============

About Veramark Technologies, Inc.
Veramark is a leading provider of innovative enterprise solutions for telecom and IT expense and performance management. Veramark solutions provide visibility into operational expenses and generate actionable business intelligence to help organizations reduce spend and optimize business processes. Veramark solutions, which include software and services for Telecom Expense Management (TEM), call accounting, and Business Process Outsourcing (BPO), enable best practices for managing complex unified communications networks on a global scale. For more information, visit www.veramark.com.

Veramark, VeraSMART, and eCAS are registered trademarks of Veramark Technologies, Inc. All other trademarks are the property of their respective owners.

This report may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause actual results to differ from the anticipated results expressed in such forward-looking statements. These may include but are not necessarily limited to changes in general economic conditions in the United States and overseas, technological changes in the telecommunications or computer industries, the timely and successful launch of planned new products, the timely installation and acceptance by end-user customers, and the impact of competition or changes in the marketing strategies of major distributors.

Media Contact:
Tony Mazzullo
President and CEO
Veramark Technologies, Inc.
(585) 381-6000
tmazzullo@veramark.com